Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2020 Equity Incentive Plan and Amended and Restated 2020 Employee Stock Purchase Plan of Cerevel Therapeutics Holdings, Inc. of our report dated April 10, 2020, with respect to the consolidated financial statements of Cerevel Therapeutics, Inc. included in the Registration Statement (Form S-1 No. 333-250964) and related prospectus of Cerevel Therapeutics Holdings, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
January 4, 2021